Exhibit 5.6

May 11, 2017

AECOM

1999 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Re:                             Registration Statement on Form S-4 of AECOM, a Delaware corporation, and the additional registrants listed thereon

Ladies and Gentlemen:

We have acted as special Utah and Nevada counsel to AECOM, a Delaware corporation (the “Company”), and at the request of the Company, special Utah and Nevada counsel for the Specified Guarantors (as defined below), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by the Company and the other subsidiaries of AECOM listed in the Registration Statement (collectively with the Opinion Parties, the “Subsidiary Guarantors”), to register (i) $1,000,000,000 in aggregate principal amount of AECOM’s 5.125% Senior Notes due 2027 (the “New 2027 Notes”) and (ii) the guarantees of AECOM’s obligations under the New 2027 Notes by the Subsidiary Guarantors (the “Exchange Guarantees”).  We have acted as special Utah and Nevada counsel at the request of the Company with respect to the following subsidiaries of the Company:  EG&G Defense Materials, Inc., a Utah corporation (the “Utah Guarantor”), URS Corporation, a Nevada corporation (“URS Nevada”), URS Global Holdings, Inc., a Nevada corporation (“URS Global”), AECOM International Projects, Inc. (formerly known as URS International Projects, Inc.), a Nevada corporation (“AECOM International”), and WGI Global Inc., a Nevada corporation (“WGI”, and, together with URS Nevada, URS Global, and AECOM International, the “Nevada Guarantors”, and, the Nevada Guarantors, together with the Utah Guarantor, the “Specified Guarantors”).  The New 2027 Notes and the Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for equal aggregate principal amounts of the Company’s unregistered 5.125% Senior Notes due 2027 (the “Original Notes”) and the guarantees of the Company’s obligations under the Original Notes by the Subsidiary Guarantors, issued on February 21, 2017, in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings.  The New 2027 Notes and the Exchange Guarantees will be issued pursuant to the terms of that certain Indenture dated as of February 21, 2017 (the “Indenture”; capitalized terms used and not defined herein have the meaning set forth in the Indenture), by and among the Company, the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee.  The terms of the Exchange Offer are described in the Registration Statement.

In connection with rendering this opinion, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances in order to render this opinion including, but not limited to, an examination of originals or copies of the following:

1.              the Registration Statement;

2.              the Indenture;

3.              the General Certificate dated as of on or about the date hereof executed by an authorized officer of each Specified Guarantor (the “General Certificate”), certifying as to the Articles of Incorporation, Bylaws, and Resolutions of the Board of Directors of each Specified Guarantor attached thereto; and

4.              the Certificate of Existence of the Utah Guarantor, as certified by the Utah Department of Commerce Division of Corporations and Commercial Code (the “Division”) as of a recent date and the Certificates of Good Standing of the Nevada Guarantors as certified by the Nevada Secretary of State as of a recent date (collectively, the “Good Standing Certificates”).

We note that on the date hereof you received the opinion of Gibson Dunn & Crutcher LLP, special counsel to the Company, relating to certain other matters with respect to the transactions described herein.  We have reviewed such documents and certificates, including those listed above, and have made such examination of law, as we have deemed appropriate to give the opinions set forth below.  With your consent, we have relied, without independent verification, on certificates of public officials, representations in the Indenture, Exchange Guarantees (as set forth in the Indenture), and New Notes (as set forth as an Exhibit to the Indenture) (collectively, the “Transaction Documents”), certificates of officers of the Specified Guarantors, including the General Certificate, and certificates of representatives of CT Corporation.

In rendering the opinions expressed below, we have, with your consent, assumed and relied upon the following without independent verification:

(a)           the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed or electronic copies;

(b)           the accuracy and completeness of all certificates and other statements, consents, and resolutions, documents and records, reviewed by us and the accuracy and completeness of all applicable representations, warranties, schedules, and exhibits contained in the Transaction Documents, in each case with respect to the factual matters set forth therein;

(c)           that all parties to the documents reviewed by us (other than the Specified Guarantors) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform their duties under such documents and all such documents have been duly authorized, executed and delivered by such parties and do not conflict with, result in a breach of, or constitute a default under, any of their charter documents or the law of the jurisdiction of their formation; and

(d)           each Transaction Document constitutes the legal, valid and binding obligation of each party thereto enforceable against such party in accordance with its terms.

Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court files or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Our opinions set forth in numbered paragraphs 1 and 2 are based solely on certificates of the Division and the Nevada Secretary of State, a review of the Specified Guarantors’ charter documents, and an officer certificate confirming that the Specified Guarantors have taken no action with respect to dissolution.

The opinions expressed below are limited to the Utah Revised Business Corporation Act (the “Utah Act”), the Nevada Corporate Code set forth at Chapter 78 of the Nevada Revised Statutes (the “Nevada Act”) and the internal laws of the State of Utah and of the State of Nevada that are, in our experience, normally applicable to general business entities not engaged in regulated business activities and to transactions of the type contemplated in the Transaction Documents.  We have not made an independent review of federal law or the laws of any state other than the States of Utah and Nevada.  Accordingly, we express no opinion as to federal law or as to the matters governed by the laws of any other state or jurisdiction.

On the basis of such examination, and our reliance upon the assumptions and qualifications contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.             The Utah Guarantor is duly organized, validly existing and in good standing under the laws of the State of Utah, had the corporate power to execute and deliver the Indenture as of the date thereof, and has the requisite corporate power to perform its obligations thereunder.

2.             Each Nevada Guarantor is duly organized, validly existing and in good standing under the laws of the State of Nevada, had the corporate power to execute and deliver the Indenture as of the date thereof, and has the requisite corporate power to perform its obligations thereunder.

3.             The execution and delivery of the Indenture, and the performance by each Specified Guarantor of its obligations under the Indenture, was duly authorized by all requisite corporate action on the part of such Specified Guarantor, and the Indenture was duly executed and delivered on behalf of each such Specified Guarantor.

4.             The execution and delivery by the Utah Guarantor of the Indenture, did not, and the performance of its obligations thereunder will not, (a) violate (i) the Utah Act or any Utah statute, rule or regulation applicable to the Utah Guarantor that, in our experience, would be applicable to the Utah Guarantor or (ii) the Articles of Incorporation or Bylaws of the Utah Guarantor or (b) require any consent, approval or authorization of, or filing with, any governmental authority of the State of Utah by or on behalf of the Utah Guarantor.

5.             The execution and delivery by the each Nevada Guarantor of the Indenture did not, and the performance by such Nevada Guarantor of its obligations thereunder will not, (a) violate (i) the Nevada Act or any Nevada statute, rule or regulation applicable to such Nevada Guarantor that, in our experience, would be applicable to such Nevada Guarantor or (ii) the Articles of Incorporation or Bylaws of such Nevada Guarantor or (b) require any consent, approval or authorization of, or filing with, any governmental authority of the State of Nevada by or on behalf of such Nevada Guarantor.

In addition to other assumptions and qualifications set forth herein, the opinions set forth above are, with your consent, subject to the following qualifications and assumptions:

(a)           We express no opinion with respect to the enforceability of the Transaction Documents.  Without limiting the foregoing, we express no opinion with respect to any lack of enforceability of or authorization of the Transaction Documents due to, and express no opinion with respect to, any lack of, or deemed deficiency of, sufficient consideration received by any Specified Guarantor, and we have assumed that the transactions contemplated by the Transaction Documents are directly or indirectly related to the business interests of the Specified Guarantors, that such transactions were fair and reasonable to the Specified Guarantors at the time each such transaction was authorized, that such transactions were necessary or convenient to the conduct, promotion, or attainment of the business of the Specified Guarantors, that the Specified Guarantors received reasonably equivalent value in respect of such transactions, and that such transactions or the use of proceeds thereof will not render any of the Specified Guarantors insolvent.

(b)           Without limiting the foregoing, our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

(c)           We express no opinion concerning (i) securities laws or regulations, including blue-sky laws or the form, sufficiency or accuracy of the Registration Statement or any prospectus related thereto, (ii) antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) compliance with fiduciary requirements, (v) environmental laws and regulations, (vi) land use or subdivision laws or regulations, (vii) tax law or regulation, (viii) laws and regulations concerning filing requirements, other than requirements applicable to charter documents, (ix) fraudulent transfer or fraudulent conveyance laws, (x) United States Federal Reserve Board margin regulations, (xi) patent, copyright, trademark, and other Federal and state intellectual property laws and regulations, (xii) racketeering laws and regulations (e.g., RICO), (xiii) health and safety laws and regulations (e.g., OSHA), (xiv) labor laws and regulations, (xv) laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws, (xvi) bulk transfer laws, (xvii) law concerning access by the disabled and building codes, (xviii) title to any property, the characterization of any property as real property, personal property or fixtures, or the accuracy or sufficiency of any description of any collateral or other property, (xix) the existence of, or any rank or priority of, any lien or security interest, or (xx) laws or regulations to which holders of the New 2027 Notes may be subject as a result of their legal or regulatory status, their sale or transfer of any Notes or other obligations or interests under the Transaction Documents.

(d)           We express no opinion as to any party to any of the Transaction Documents, other than the Specified Guarantors.

(e)           For purposes of the opinions expressed in opinion paragraphs 4 and 5 we have assumed that the Specified Guarantors will not take any discretionary action (including a decision not to act) that would violate any Utah, Nevada or federal statute, rule or regulation, or require an order, consent, permit or approval to be obtained from a Utah, Nevada or federal governmental authority and express no opinion with respect to any litigation, investigation or regulatory action to which any Specified Guarantor may be a party, including any action in which any Specified Guarantor is a garnishee defendant or with respect to any tax lien.  In addition, we do not express any opinion with respect to orders, consents, permits or approvals that may be necessary in connection with the business or operations of any Specified Guarantor.

(f)            We express no opinion regarding the perfection of any lien or security interest in any property.  We further advise you that a holder’s rights and remedies under the Transaction Documents may be limited or affected by the following provisions of Nevada law: (i) the provisions of NRS 104.9608 and 104.9615-9616 pertaining to surplus or deficiency; (ii) the provisions of NRS 104.9620 pertaining to acceptance of collateral in satisfaction of debt; and (iii) the provisions of NRS 104.9607 and 104.9610 pertaining to enforcement upon default.  Further, any provisions of the Transaction Documents requiring any Specified Guarantor or any other party to pay a counterparty’s attorneys’ fees and costs in any action to enforce the provisions thereof may not be enforceable by the counterparty if the counterparty is not the prevailing party in such action.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated.  This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.  This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and Gibson, Dunn & Crutcher LLP, in its rendering of its opinion to you on or about the date hereof in connection with the Registration Statement.

Sincerely,

/s/ Parsons Behle & Latimer
Parsons Behle & Latimer